Exhibit 99.1

Maxwell Technologies Announces Date for 2018 Annual Meeting of Stockholders

SAN DIEGO - March 14, 2018 - Maxwell Technologies, Inc. (NASDAQ: MXWL), a leading developer and manufacturer of capacitor-based energy storage and power delivery solutions, announced today that the 2018 Annual Meeting of Stockholders will be held on Tuesday, May 15, 2018. The meeting will be held at 11:00 a.m. PT at the company’s headquarters, located at 3888 Calle Fortunada, San Diego, CA 92123. Pursuant to the Company’s bylaws, the deadline for properly presented stockholder proposals, including director nominations, is March 16, 2018. Shareholders of record as of March 23, 2018, will be entitled to notice of, and to attend and vote at, the annual meeting.
A listen-only live audio webcast and audio replay will be available by visiting http://investors.maxwell.com.
About Maxwell
Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. We have developed and transformed our patented, proprietary and fundamental dry electrode manufacturing technology that we have historically used to make ultracapacitors to create a breakthrough technology that can be applied to the manufacturing of batteries. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation, renewable energy and information technology. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. For more information, visit www.maxwell.com.
Investor Contact: Kimberly Tom, CFA, +1 (858) 503-3368, ir@maxwell.com